Exhibit 10.1

Form of Severance and Change in Control Benefits Agreement

This Severance and Change in Control Benefits Agreement ((the “Agreement”) is entered into between Decibel Therapeutics, Inc. (the “Company,” which term shall include any successor by merger, consolidation, sale of substantially all of the Company’s assets or otherwise) and ______________(“you”) (collectively, the “Parties”), effective as of [insert date], 2021 (the “Effective Date”).

1.Purpose of this Agreement.  The Company hereby agrees to provide severance and change in control benefits to you on the terms and conditions set forth in this Agreement. These benefits are in lieu of any benefits that would otherwise be payable to you under any employment agreement or offer letter between you and the Company, any agreement providing for severance and/or change in control benefits, any severance pay plan maintained by the Company for the benefit of senior executives or other Company employees, or by statute.

2.Effect of Termination of Employment.

(a)  All Terminations Other Than for a Qualifying Termination.  If your employment is terminated under any circumstances other than a Qualifying Termination (as defined below) (including a voluntary termination by you without Good Reason (as defined below), a termination by the Company for Cause (as defined below) or termination due to your death or Disability (as defined below)), you shall only be entitled to receive (i) in a single lump sum, within 30 days following the date your employment ends (the “Date of Termination”) (or such earlier date as required by law), the base salary earned by you as of the Date of Termination but not yet paid, to be paid in accordance with the Company’s established payroll procedure, (ii) in a single lump sum within 20 business days following the Date of Termination, reimbursement for any unpaid, valid business expenses that are approvable in accordance with Company policy and that have been submitted by the Date of Termination (and reimbursement for any valid business expenses timely submitted after such date in accordance with Company policy), and (iii) any amounts or benefits to which you are then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”)) (the payments described in this sentence, the “Accrued Obligations”).

(b) Termination by the Company Without Cause or by You With Good Reason More than Three Months Prior to or More Than Twelve Months Following a Change in Control.   If your employment is terminated by the Company without Cause or by you with Good Reason (in either case, a “Qualifying Termination”) more than three months prior to or more than twelve (12) months following a Change in Control (as defined below), you shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 2(d), the Company shall:

(i) pay you as severance pay an amount equivalent to [FOR CEO:  the sum of the amount equal to [twelve (12)] months of your Base Salary (as defined below) plus 100% of your Target Bonus (as defined in your offer letter dated October 28, 2020) for the year in which the Date of Termination occurs][FOR OTHER C-SUITE  AND SVP EXECUTIVES:  [nine (9)] months of your Base Salary (as defined below) for the year in which the Date of Termination occurs], which amount shall be less all applicable taxes and withholdings and shall be paid in installments for a period of [twelve (12)/nine (9)]1 months beginning on the Payment Date (as defined below) in accordance with the Company’s regular payroll practices. For purposes of this Agreement, “Base Salary” means your highest base salary rate on or before your Date of Termination; and

(ii) should you timely elect and be eligible to continue receiving group health insurance coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, until the earliest of (x) the date that is [twelve (12)/nine (9)]2 months following the Date of Termination, (y) the date on which you obtain alternative coverage or (z) the date on which your COBRA eligibility ends (as applicable, the “COBRA Contribution Period”), continue to pay the Company’s share of the premiums for such coverage to the same extent it pays for similarly-situated, active employees.  If applicable, the remaining balance of any premium costs shall timely be paid by you on a monthly basis as long as, and to the extent that, you remain eligible for COBRA continuation.  You agree that, should you obtain alternative medical and/or dental insurance coverage prior to the date that is [twelve (12)/nine (9)]3 months following the Date of Termination, you will so inform the Company in writing within five (5) business days of obtaining such coverage. The benefits described in this Section 2(b) are collectively referred to as the “Severance Benefits”.

(c) Termination by the Company Without Cause or by You With Good Reason Within Three Months Prior to, On, or Within Twelve Months Following a Change in Control.  If a Qualifying Termination occurs within three months prior to, on, or within twelve (12) months following a Change in Control, then you shall be entitled to the Accrued Obligations.  In addition, and subject to Exhibit A and the conditions of Section 2(d), the Company shall:

(i) pay you as severance pay (x) an amount equivalent to the sum of (1) the amount equal to  [eighteen (18)/twelve (12)]4 months of your Base Salary plus (2) an amount equal to your pro-rated Target Bonus [FOR OTHER C-SUITE AND SVPS: (as defined in your offer letter dated [date])] for the year in which the Date of Termination occurs, calculated by multiplying the applicable Target Bonus amount for the applicable year by a fraction, the numerator of which is the number of days you were employed by the Company in such year and the denominator of which is 365, which severance pay amount shall be less all applicable taxes and withholdings and shall be paid in installments for a period of [eighteen (18)/twelve (12)]5 months beginning on the later of the Payment Date and the closing of the Change in Control in accordance with the Company’s regular payroll practices and (y)[FOR CEO: 150%][FOR OTHER C-SUITE AND SVPs:  100%] of your Target Bonus for the year in which the Date of Termination occurs, less all applicable taxes and withholdings paid in a single lump-sum on the later of the Payment Date and the closing of the Change in Control; and

(ii) should you timely elect and be eligible to continue receiving group health insurance coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, until the earliest of (x) the date that is [eighteen (18)/twelve (12)]6 months following the Date of Termination, (y) the date on which you obtain alternative coverage or (z) the date on which your COBRA eligibility ends (as applicable, the “COBRA Contribution Period”), continue to pay the Company’s

[1]	Note: Insert 12 for CEO and nine for other C-suite and SVP level employees.
[2]	Note: Insert 12 for CEO and nine for other C-suite and SVP level employees.
[3]	Note: Insert 12 for CEO and nine for other C-suite and SVP level employees.
[4]	Note: Insert 18 for CEO and 12 for other C-suite and SVP level employees.
[5]	Note: Insert 18 for CEO and 12 for other C-suite and SVP level employees.
[6]	Note: Insert 18 for CEO and 12 for other C-suite and SVP level employees.

share of the premiums for such coverage to the same extent it pays for similarly-situated, active employees.  If applicable, the remaining balance of any premium costs shall timely be paid by you on a monthly basis as long as, and to the extent that, you remain eligible for COBRA continuation. You agree that, should you obtain alternative medical and/or dental insurance coverage prior to the date that is [eighteen (18)/twelve (12)]7 months following the Date of Termination, you will so inform the Company in writing within five (5) business days of obtaining such coverage; and

(iii) all of your then-outstanding and unvested equity awards that vest solely based on the passage of time, will vest and become fully exercisable or non-forfeitable on the later of the Date of Termination or immediately prior to the closing of the Change in Control, and otherwise will continue to be dictated by the terms of the applicable award agreements. The vesting of performance-based equity awards in the event of a Qualifying Termination that occurs within three months prior to, on, or within twelve (12) months following a Change in Control shall be dictated by the terms of the applicable award agreements. The benefits described in this Section 2(c) are collectively referred to as the “Change in Control Severance Benefits”.

(d) Release. As a condition of your receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, you must execute and deliver to the Company a severance and release of claims agreement in a form to be provided by the Company (the “Severance Agreement”), which Severance Agreement must become irrevocable within sixty (60) days following the date of your termination of employment (or such shorter period as may be directed by the Company). The Severance Benefits or the Change in Control Severance Benefits, as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which your employment ends, the Severance Benefits or Change in Control Severance Benefits, as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits or Change in Control Severance Benefits, as applicable, are paid or begin to be paid pursuant to this sentence, the “Payment Date”).  You must continue to comply with the [Confidentiality, Noncompetition and Assignment Agreement]8 and any similar agreement with the Company in order to be eligible to continue receiving the Severance Benefits or Change in Control Severance Benefits, as applicable.

For the avoidance of doubt, (i) in the event a Qualifying Termination occurs prior to a Change in Control, any then-outstanding and unvested equity awards you hold that vest based solely on the passage of time shall remain outstanding (but any vesting shall be suspended) for up to (but no longer than) three months following the Date of Termination so that, if it is later determined that the Qualifying Termination occurred during the three-month period prior to the closing of a Change in Control, the vesting of such awards may be accelerated, in accordance with Section 2(c)(iii) immediately prior to the closing of the Change in Control, (ii) in the event a Qualifying Termination occurs prior to a Change in Control and it is later determined that such Qualifying Termination occurred during the three-month period prior to the closing of a Change in Control, any Change in Control Severance Benefit payments to which you become entitled shall be reduced by any Severance Benefit payments previously paid to you pursuant to Section 2(b) hereof and (iii) you will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following your termination from employment other than as set forth in this Section 2.

[7]	Note: Insert 18 for CEO and 12 for other C-suite and SVP level employees.
[8]	Note: Insert name of any restrictive covenant agreement signed by each executive.

3.Definitions.  For purposes of this Agreement:

(a)  “Cause” means any of: (i) a material breach by you of any agreement with the Company or any of its Affiliates (as defined below); (ii) other conduct by you that is materially harmful to the business, interests or reputation of the Company or any of its Affiliates, (iii) your conviction of, or pleading guilty or no contest to, any crime involving fraud, embezzlement or other material dishonesty by you with respect to the Company or any of its Affiliates; (iv) your conviction of, or pleading guilty or no contest to, any crime involving moral turpitude; (v) a breach of any confidentiality agreement with the Company; or (vi) a breach of any non-competition/non-solicitation agreement with the Company. With respect to a breach of (i) or (ii), you shall be given 30 days, after written notice of such breach, to cure a breach to the reasonable satisfaction of the Company.

(b) “Good Reason” means any action on the part of the Company not consented to by you in writing that has the following effect or effects: (i) any action by the Company that results in a material diminution in your reporting relationship, authority, duties or responsibilities; provided, however, that a sale or transfer of less than all or substantially all of the business of the Company or any of its subsidiaries or other reduction of less than all or substantially all of its business or that of its subsidiaries, or the fact that the Company has become a subsidiary of another company or that the securities of the Company are no longer publicly traded, in and of itself shall not constitute a material diminution in your authority, duties or responsibilities[FOR CEO:; provided further, however, that if the Company has become the subsidiary of another company and your employment with the Company continues for a period of 12 months following such time as the Company becomes a subsidiary without your consent in writing, you shall be deemed to have had a material diminution in your authority, duties or responsibilities for a period of 30 days following such first anniversary]; (ii) any material reduction in your base salary; or (iii) the requirement by the Company for you to be based at any office or location that is more than 50 miles distance from your base office or work location immediately prior to relocation, except if such new location is closer to your residence at the time such requirement is imposed.  Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) you give the Company notice of termination no more than 90 days after the initial existence of such event or circumstance (or series of either), (y) such event or circumstance has not been fully corrected within 30 days of the Company’s receipt of such notice and (z) the Date of Termination occurs within 30 days following the end of the correction period if the Good Reason has not been corrected.

(c)  “Change in Control” means the first occurrence hereafter of any of the following, provided, in each case, that such event also constitutes a “change in control event” within the           meaning of Treasury Regulation Section 1.409A-3(i)(5) if necessary to avoid the imposition of additional taxes under Section 409A (as defined below):

(i)  a change in the composition of the Board of Directors of the Company (the “Board”) over a period of thirty-six consecutive months or less such that a majority of the members of the Board ceases to consist of individuals who are Continuing Members; for such purpose, a “Continuing Member” shall mean an individual who is a member of the Board on the date of this Agreement and any successor of a Continuing Member who is elected to the Board or nominated for election by action of a majority of Continuing Members then serving on the Board;

(ii)  any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(iii)  any sale of all or substantially all of the assets of the Company;

(iv)  the complete liquidation or dissolution of the Company; or

(v)  the acquisition by an individual, entity or group (within the meaning of Section 11(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company if, after such acquisition, such Person beneficially owns securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

(d)  “Disability” shall mean a physical or mental illness or disability that prevents you from performing the duties of your position for a period of more than any three consecutive months or for periods aggregating more than twenty-six weeks. The Company shall determine in good faith and in its sole discretion whether you are unable to perform the duties of your position.

(e)  “Affiliate” means any business entity in which the Company holds, directly or indirectly, an equity, profits, or voting interest of 30% or more, and includes any subsidiary.

4.At-Will Employment. This Agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.  Similarly, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent explicitly set forth in Section 2 hereof.

5.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that your obligations are personal and shall not be assigned by you.

6.No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both Parties.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

7.Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

8.Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party.  References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.  References in this Agreement to the “Board” shall include any authorized committee thereof.

9.Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.Entire Agreement/Governing Law.  This Agreement constitutes the entire agreement between you and the Company with respect to severance pay, severance benefits and accelerated vesting related to any termination of employment, including in connection with a Change in Control, and, to the extent inconsistent with any prior agreements, supersedes the inconsistent provisions of such prior agreements between the parties concerning such subject matter.  In the event that you are party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, including, but not limited to, any offer letter or employment agreement, the terms of this Agreement shall govern and you may receive payment under this Agreement only and not both.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof).  Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and you each consents to the jurisdiction of such a court.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

DECIBEL THERAPEUTICS, INC

By:
Name:

Title:

EXECUTIVE:

[Name]

EXHIBIT A

Payments Subject to Section 409A

1.Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the Agreement, as applicable:

(a)[FOR CSUITE AND SVPS (NOT CEO): It is intended that each installment of the severance payments provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”).]  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A [FOR CEO: of the Internal Revenue Code (“Section 409A”)].

(b)If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c)If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)

[FOR CSUITE AND SVPS (NOT CEO): Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein,][FOR CEO: If all of the severance payments due under this Agreement] will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) [FOR CEO: then such payments] shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)

Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, as soon as practicable following your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

5.The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.